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Exhibit 99.2

               KAMAN CORP.  HOLDS ANNUAL MEETING;
                  SHAREHOLDERS ELECT DIRECTORS

BLOOMFIELD, Connecticut (April 15, 2003) - (NASDAQ:KAMNA) Kaman
Corp. held its 58th annual shareholders meeting here today at the company's corporate headquarters.

Paul R. Kuhn, chairman, president and chief executive officer, told shareholders that "the company, like others in our industries, will continue to see challenges in the near term.
As a company, however, we have a strong financial position, a lean operating structure, excellent and enduring relationships with customers in each business segment, and focused strategies to pursue longer-term growth. We remain confident in our ability to move through this period of economic weakness and emerge a stronger company that will deliver value for all of our shareholders," he said.

Shareholders Elect Directors

Class B shareholders re-elected the following directors: Brian
E. Barents, retired president and chief executive officer, Galaxy Aerospace Co., LP; E. Reeves Callaway, chief executive officer, The Callaway Companies; John A. DiBiaggio, president emeritus, Tufts University; Admiral Huntington Hardisty (USN-Retired), former president, Kaman Aerospace International Corp.; Edwin A. Huston, retired vice chairman, Ryder System, Inc.; C. William Kaman II, vice chairman, Kaman Corp. and retired chairman and chief executive officer of AirKaman of Jacksonville, Inc., and former president, Kaman Music Corp.; Eileen S. Kraus, retired chairman, Fleet Bank Connecticut; Paul
R. Kuhn, chairman, president and chief executive officer, Kaman Corp.; Walter H. Monteith, Jr., retired chairman, Southern New England Telecommunications Corp.; Wanda L. Rogers, president and chief executive officer, Rogers Helicopters, Inc.; and Richard
J. Swift, chairman, Financial Standards Advisory Council, and retired chairman and chief executive officer, Foster Wheeler, Ltd.

Two directors did not stand for re-election. They are Frank C. Carlucci and Laney J. Chouest. Carlucci, chairman emeritus of The Carlyle Group and former U. S. Secretary of Defense, had served on the Kaman board of directors since 1989. Chouest, owner-manager of Edison Chouest Offshore, Ltd., had been a Kaman director since 1996. Carlucci was elected director emeritus of the company.

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"I am very grateful to Frank and Laney for their valued service to the board, and I wish them all the best," Kuhn said.

In other business, Class B shareholders ratified the board's appointment of KPMG LLP as the corporation's independent auditors.

Kaman Corp., headquartered in Bloomfield, conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, Vice President & Treasurer
(860) 243-6307
rhj-corp@kaman.com
































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